Exhibit 5.1

New York

Molekule Group, Inc.	601 Lexington Avenue, 31st Floor
10455 Riverside Drive	New York, NY 10022
Palm Beach Gardens, Florida 33410
T +1 (212) 277-4000
F +1 (646) 521-5726
E valerie.jacob@freshfields.com
E michael.levitt@freshfields.com

freshfields.us

June 12, 2023

Ladies and Gentlemen:

We are acting as counsel to Molekule Group, Inc., a Delaware corporation (the Company), in connection with the Company’s Registration Statement on Form S-3 (as amended or supplemented from time to time, the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed by the Company with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act). The Registration Statement relates to the offer and sale from time to time by the selling stockholder listed in the Registration Statement under “Selling Stockholder” (the Selling Stockholder) of up to an aggregate of 15,625,000 shares of the Company’s common stock, $0.01 par value per share (the Common Stock), consisting of (i) 3,400,000 shares of Common Stock that have been issued to the Selling Stockholder (the Shares), (ii) 3,125,000 shares of Common Stock that are issuable upon the exercise of the Series A Warrant (as defined below) (the Series A Warrant Shares), (iii) 6,250,000 shares of Common Stock that are issuable upon the exercise of the Series B Warrant (as defined below) (the Series B Warrant Shares) and (iv) 2,850,000 shares of Common Stock that are issuable upon the exercise of the Pre-Funded Warrant (as defined below) (the Pre-Funded Warrant Shares and, together with the Series A Warrant Shares and the Series B Warrant Shares, collectively, the Warrant Shares and, together with the Shares, the Securities).

This opinion is confined to the General Corporation Law of the State of Delaware. Accordingly, we express no opinion herein with regard to any other laws. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

In rendering the opinion expressed below, we have examined the following documents and agreements:

(a)	the Series A warrant, dated as of May 5, 2023 (the Series A Warrant);

(b)	the Series B warrant, dated as of May 5, 2023 (the Series B Warrant);

(c)	the pre-funded warrant, dated as of May 5, 2023 (the Pre-Funded Warrant and, together with the Series A Warrant and the Series B Warrant, collectively, the Warrants); and

(d)	the Registration Statement.

Freshfields Bruckhaus Deringer is an international legal practice operating through Freshfields Bruckhaus Deringer US LLP, Freshfields Bruckhaus Deringer LLP, Freshfields Bruckhaus Deringer (a partnership registered in Hong Kong), Freshfields Bruckhaus Deringer Law office, Freshfields Bruckhaus Deringer Foreign Law Office, Studio Legale associato a Freshfields Bruckhaus Deringer, Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB, Freshfields Bruckhaus Deringer Rechtsanwälte PartG mbB and other associated entities and undertakings. For further regulatory information please refer to www.freshfields.com/support/legal-notice.

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In addition, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinion expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon oral or written statements and representations of public officials, officers and other representatives of the Company. We have also assumed that the Warrants have been duly authorized, executed and delivered by the Company. For purposes of the opinion set forth in paragraph 2 below, we have assumed that (i) no exercise of the Series A Warrant, the Series B Warrant or the portion of the Pre-Funded Warrant Shares (175,000 shares) the issuance of which is subject to approval by the Company’s stockholders (the Delayed Exercise Shares) will be effectuated prior to twenty days following the Company’s distribution of an information statement to its stockholders in accordance with Schedule 14C of the U.S. Securities Exchange Act of 1934, as amended, regarding the approval of the prospective issuance of the Series A Warrant Shares, the Series B Warrant Shares and the Delayed Exercise Shares by the Company’s stockholders via written consent in lieu of a meeting (the Information Statement), and (ii) before the Warrant Shares are issued, the Company has not issued shares of Common Stock or reduced the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation (as such may be amended and/or restated from time to time, the Charter) such that, at the time the Warrant Shares are to be issued, the number of unissued shares of Common Stock authorized under the Charter is less than the number of Warrant Shares.

Based upon and subject to the foregoing, and subject also to the qualifications set forth below, and having considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed below, we are of the opinion that:

1.	The Shares to be sold by the Selling Stockholder have been duly authorized and are validly issued, fully paid and nonassessable.

2.	The Warrant Shares have been duly authorized and, when the Warrant Shares have been issued upon the exercise of the Warrants in accordance with the terms of the respective Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinion set forth in paragraph 2 above is subject to the Company’s obligation to obtain stockholder approval in accordance with Nasdaq Listing Rule 5635, to file the Information Statement with the SEC and to distribute the Information Statement to the Company’s stockholders in the timeframe provided by law.

The opinions expressed in this letter are solely for your benefit and the benefit of persons entitled to rely thereon pursuant to applicable provisions of the Securities Act and the rules and regulations of the Commission promulgated thereunder and may not be relied upon in any manner or used for any purpose by any other person or entity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer US LLP